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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                               OF CELERITEK, INC.

      The undersigned, Tamer Husseini and Margaret E. Smith, do hereby certify that:

      1. They are the President and Assistant Secretary, respectively, of Celeritek, Inc., a California Corporation.

      2. The Articles of Incorporation of this corporation are hereby amended and restated to read in their entirety as follows:

                                        I

      The name of this corporation is Celeritek, Inc. (the "Corporation).

                                       II

      The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

      This Corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 52,000,000. 50,000,000 shares shall be Common Stock. 2,000,000 shares shall be Preferred Stock.

      Each share of Common Stock issued and outstanding shall have one vote.

      Pursuant to California Corporations Code Section 301.5, this corporation hereby eliminates cumulative voting. This provision shall become effective only when the corporation becomes a "listed corporation" within the meaning of
Section 301.5 of the California Corporations Code.

      20,000 of the shares of Preferred Stock are hereby designated "Series A Participating Preferred Stock" ("Series A Participating Preferred").

      The undesignated 1,980,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, and within the limitations or restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.


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      The relative rights, preferences, privileges and restrictions relating to the Series A Participating Preferred are as follows:

      Section 1. Proportional Adjustment. In the event the Corporation shall at any time after the issuance of any share or shares of Series A Participating Preferred (i) declare any dividend on Common Stock of the Corporation ("Common Stock") payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Participating Preferred.

      Section 2. Dividends and Distributions.

      (a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred with respect to dividends, the holders of shares of Series A Participating Preferred shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred.

      (b) The Corporation shall declare a dividend or distribution on the Series A Participating Preferred as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

      (c) Dividends shall begin to accrue on outstanding shares of Series A Participating Preferred from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A



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Participating Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

      Section 3. Voting Rights. The holders of shares of Series A Participating Preferred shall have the following voting rights:

            (a) Each share of Series A Participating Preferred shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation.

            (b) Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

            (c) Except as required by law and by Section 10 of these Amended and Restated Articles of Incorporation, holders of Series A Participating Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      Section 4. Certain Restrictions.

            (a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Participating Preferred unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred as required by
Section 2 hereof.

            (b) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred outstanding shall have been paid in full, the Corporation shall not

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred;

                  (ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred, except dividends paid ratably on the Series A Participating Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred, provided that the Corporation may at any time



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redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred;

                  (iv) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred, or any shares of stock ranking on a parity with the Series A Participating Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

      Section 5. Reacquired Shares. Any shares of Series A Participating Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

      Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution shall be distributed as follows: First, the holders of shares of Series A Participating Preferred shall be entitled to receive, prior and in preference to any payment to holders of Common Stock, an aggregate amount per share equal to $1000.00 plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred. Following such payment, the holders of shares of Common Stock shall be entitled to receive an aggregate amount per share equal to $1.00 plus an amount equal to any accrued and unpaid dividends on such shares of Common Stock. Following the payment of the aforesaid preferential amounts, the remaining assets of the Corporation available for distribution shall be distributed to the holders of Common Stock and Series A Participating Preferred, with the holders of Series A Participating Preferred entitled to receive for each such share 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock.

      Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.



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      Section 8. No Redemption. The shares of Series A Participating Preferred shall not be redeemable.

      Section 9. Ranking. The Series A Participating Preferred shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

      Section 10. Amendment. The Amended and Restated Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred, voting separately as a class.

      Section 11. Fractional Shares. Series A Participating Preferred may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred.

                                       IV

      Section 1. Limitation of Director's Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

      Section 2. Indemnification of Corporate Agents. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, through agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in
Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.

      Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions prior to such repeal or modification.



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                                        V

      No action shall be taken by the shareholders of the Corporation except at an annual or special meeting of shareholders called in accordance with the Bylaws and no action shall be taken by the shareholders by written consent.

      3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of this Corporation.

      4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of the outstanding shares of capital stock of this Corporation in accordance with the Articles of Incorporation of this Corporation and Section 902 and 903 of the Corporations Code. The total number of outstanding shares of the Corporation entitled to vote was: 11,386,237 shares of Common Stock. There were no shares of Series A Participating Preferred outstanding and entitled to vote. The number of shares voting in favor of the amendment and restatement of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required more than 50 percent of the outstanding shares of Common Stock.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

      IN WITNESS WHEREOF, the undersigned have executed these Amended and Restated Articles of Incorporation in Santa Clara, California on this 13th day of November, 2000.

                                          /s/ Tamer Husseini
                                          --------------------------------------
                                          Tamer Husseini, President



                                          /s/ Margaret E. Smith
                                          --------------------------------------
                                          Margaret E. Smith, Assistant Secretary



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